Exhibit 8.1

Subsidiaries of the Registrant

Name	Place of Incorporation
Santander Consumo, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada	Mexico
Santander Inclusión Financiera, S.A. de C.V., Sociedad Financiera de Objeto Múltiple, Entidad Regulada	Mexico
Centro de Capacitación Santander, A.C.	Mexico
Fideicomiso 100740 Banco Santander, S.A.	Mexico
Fideicomiso GFSSLPT, Banco Santander, S.A.	Mexico
Santander Servicios Corporativos, S.A. de C.V.	Mexico
Santander Servicios Especializados, S.A. de C.V.	Mexico
Santander Tecnología México, S.A. de C.V. (formerly ISBAN México, S.A. de C.V.)	Mexico
Fideicomiso Irrevocable F/00361	Mexico